Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made by and between Inspirato LLC, a Delaware limited liability company (the “Company”), and Payam Zamani, a California resident (“Executive”), effective as of August 13, 2024 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive upon the terms and conditions set forth herein, and Executive desires to accept employment with the Company upon such terms and conditions.

NOW, THEREFORE, for and in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.	EMPLOYMENT AND DUTIES.

1.1	Position. Executive shall be employed by the Company as the Chief Executive Officer and Chair of the Board of Directors of Inspirato Incorporated (“Parent”), reporting to the Parent’s Board of Directors (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities of such a position and as granted by the bylaws of the Company. Executive’s duties may include providing services and serving as a member of the Board, an officer, or director, without additional compensation, to any or all of the Company’s direct or indirect parent, subsidiary or affiliated companies (collectively, the “Companies”).

1.2	Full Attention. Executive shall devote substantial business time to affairs of the Company and the discharge of his duties and responsibilities hereunder. Provided that such activities do not, as determined by the Board in its reasonable discretion, create an actual or apparent conflict of interest, violate any provision of this Agreement or any other contract between Executive and the Company, or otherwise materially interfere with the performance of Executive’s duties under this Agreement, nothing in this Agreement shall limit Executive’s ability to (a) engage in any new business activity or serve in any new industry, trade, professional, governmental or academic position or during the Term or (b) participate in reasonable levels of charitable, civic, trade organization, and similar activities, passive personal investment activities, and to join as a member the board of directors of other companies.

1.3	Confidentiality Agreement. As a condition of employment, Executive shall sign and comply with all provisions of the Employee Proprietary Rights and Inventions Assignment Agreement, which includes confidentiality provisions, attached as Exhibit 1 hereto, as well as any successor agreement thereto signed by Executive regarding the same subject matter (the “Confidentiality Agreement”), and Executive acknowledges that his employment is adequate consideration for such agreement.

2.	TERM. This Agreement shall be effective on the Effective Date. Executive’s employment with the Company pursuant to this Agreement shall commence on August 13, 2024 (the "Start Date") and shall continue until terminated as provided in Section 4 of this Agreement. The period of Executive’s employment pursuant to this Agreement shall be the “Term.”

3.	COMPENSATION AND BENEFITS. During the Term, the Company shall provide the following compensation and benefits to Executive:

3.1	Base Salary. For a period of at least one (1) year from the Effective Date, Executive shall receive an annual base salary (“Base Salary”) of $1 (One Dollar).

3.2	Annual Bonus. For a period of at least one (1) year from the Effective Date, Executive shall not be eligible for a cash annual performance bonus, and rather will receive an annual equity-based performance bonus.

3.3	Equity.

3.3.1	One-Time Equity Grant. The Company shall, on the Start Date, cause Parent to grant Executive a one-time service-based grant of 500,000 Restricted Stock Units (“RSUs”) of Class A common stock of Parent (the “Parent Stock”) (the “One-Time Equity Grant”). The One-Time Equity Grant shall vest as follows: 25% of the One-Time Equity Grant will vest on the first anniversary of the Start Date and the remaining 75% of the One-Time Equity Grant will vest in equal quarterly installments over the subsequent three years. The One-time Equity Grant will be governed by and subject to the terms of Parent’s Equity Incentive Plan and the applicable grant agreement, which will be consistent with the terms of this Section 3.3.1. For the avoidance of doubt, Executive will not pay any purchase price for the RSUs.

3.3.2	Performance Based Equity Grant. The Company shall, on the Start Date, cause Parent to grant Executive a performance-based equity award of 500,000 RSUs of the Parent Stock, (the “Performance Based Equity Grant”). Subject to the conditions outlined herein, the award will vest in full on the trading day after the Parent Stock achieves a closing price of $15 per share or more over a period of at least 30 consecutive trading days during the Performance Period. The “Performance Period” is from August 14, 2024, through August 13, 2025. The performance stock price goal will be adjusted for any stock split or reverse stock split during the performance period. If the performance stock price goal is not met during the Performance Period, the Performance Based Equity Grant will be forfeited on August 14, 2025. Subject to Section 4 below, the Performance Based Equity Grant shall be subject to Executive’s continuous service, whether as an employee, officer, and/or member of the Board (service in any such capacity, “Service”) through the vesting date. The Performance Based Equity Grant will be subject to Parent’s Equity Incentive Plan and any applicable grant agreement, which will be consistent with the terms of this Section 3.3.2. For the avoidance of doubt, Executive will not pay any purchase price for the RSUs.

3.3.3	Ongoing Equity-Based Award. Executive will be eligible for ongoing annual equity awards under Parent’s Equity Incentive Plan commensurate with his position and in accordance with the program applicable to other similarly situated executive officers for periods after August 13, 2025.

3.4	Paid Time Off. Executive shall be eligible for paid time off (“PTO”) in accordance with the Company’s PTO policies as they may exist from time to time, and as required by any state and local law. The Executive will also be entitled to all paid holidays given by the Company to its executives.

3.5	Other Employment Benefits. Executive shall be allowed to participate in the Company’s other benefit plans and programs on the same basis as other executives of the Company, subject to the eligibility requirements of such plans or programs. Such benefit plans and programs may be adopted, modified or terminated by the Company from time to time in its sole discretion and may include, without limitation, medical, health and dental care, life insurance, disability protection, 401(k) and retirement plans. In addition, Executive will be afforded unlimited booking access as a guest to any of the properties of the Company at no cost to him, and the Company will provide Executive with a reimbursement for any imputed taxes that may result from such access for up to 60 nights annually.

3.6	Expense Reimbursement. The Company shall reimburse Executive for out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Company’s policies regarding expense reimbursement as they may exist from time to time.

4.	TERMINATION. Executive’s employment with the Company may be terminated as provided in this Section 4. This Agreement shall terminate upon the termination of Executive’s employment with the Company; provided, however, that termination of this Agreement shall not relieve either party of obligations under this Agreement which by their terms are to be performed after termination.

4.1	Termination by Company for Cause. The Company may terminate Executive’s employment for Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. As used in this Agreement, “Cause” shall mean Executive’s: (a) conviction of (including plea of guilty or no-contest to) any felony or any crime involving dishonesty; (b) material violation of law, or act of fraud in connection with Executive’s employment; (c) refusal to comply with any lawful written directive of the Board that results in material harm to the Companies and that is not cured (if capable of cure, as determined by the Board in its reasonable judgment) within ten (10) days after written notice to Executive identifying the issue and what performance is expected to cure the same; (d) material breach of Executive’s fiduciary duty or duty of loyalty to the Company; (e) material breach of this Agreement, the Confidentiality Agreement, or any other contract with the Company and that is not cured (if capable of cure, as determined by the Board in its reasonable judgment) within ten (10) days after written notice to Executive identifying the breach and what performance is expected to cure the same; (f) material violation of any written Company policy and that is not cured (if capable of cure, as determined by the Board in its reasonable judgment) within ten (10) days after written notice to Executive identifying the violation and what performance is expected to cure the same; or (g) conduct by the Executive constituting a willful and material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation (A) dishonesty to the Company with respect to any material matter; or (B) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes. Notwithstanding the foregoing, no act or omission by the Executive shall be grounds for a Cause termination if such act or omission was taken by the Executive in a reasonable belief that Executive was acting in the best interest of the Company.

4.2	Termination by Company Without Cause. The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive, effective immediately or upon such later date as may be specified in the notice. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof. Any involuntary termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4.1 or does not result from the Disability of the Executive under Section 4.3 will be deemed a termination without Cause.

4.3	Termination by Executive. Executive may terminate Executive’s employment at any time for any reason, including, but not limited to, Good Reason, upon written notice to the Company, effective immediately or upon such later date as may be specified in the notice. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, relieve Executive of all or any part of Executive’s duties, place Executive on paid administrative leave, or any combination thereof. For purposes of this Agreement, "Good Reason" will mean that the Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive's responsibilities, authority or duties; (ii) a material diminution in the Executive's compensation and benefits as described in Section 3 of this Agreement; (iii) a material change in the geographic location at which the Executive provides services to the Company; (iv) a material breach of this Agreement or any other agreement related to Executive’s employment as Chief Executive Officer between Executive and any of the Companies by any of the Companies; or (v) the failure of any acquirer of the Company, to agree to the terms of this Agreement. "Good Reason Process" will mean that (i) the Executive reasonably determines in good faith that a "Good Reason" condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of his knowledge of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company's efforts, for a period not less than 30 days following such notice (the "Cure Period"), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his/her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred. For the avoidance of doubt, Executive may terminate his employment under this Agreement with or without Good Reason, but may maintain his role as Chairman of the Board, and/or as a Board member.

4.4	Termination upon Death or Disability. Executive’s employment will terminate automatically upon Executive’s death; provided, however, that Executive’s death shall not terminate the rights of his heirs or estate to compensation earned by Executive under this Agreement at the time of his death. The Company may terminate Executive’s employment for Disability at any time upon written notice to Executive or Executive’s legal representative, with immediate effect. As used in this Agreement, “Disability” means that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months, Executive (a) is unable, with reasonable accommodation, to engage in any substantial gainful activity or (b) has been receiving income replacement benefits for a period of not less than 120 days under an accident and health plan covering employees of the Company. If any question arises as to whether during any period the Executive is disabled so as to be unable to perform with reasonable accommodation the essential functions of the Executive’s then existing position or positions the Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail, by a physician selected by the Company trained in the disability affecting Executive to whom the Executive or the Executive’s guardian has no reasonable objection, as to whether the Executive is so disabled or how long such disability is expected to continue. Such certification will for the purposes of this Agreement be conclusive of the issue. The Executive will cooperate with any reasonable request of the physician in connection with such certification. If such question will arise and the Executive unreasonably fails to submit such certification, the Company’s determination of such issue will be binding on the Executive. For the avoidance of doubt, a termination by the Company for Disability shall not constitute a termination by the Company without Cause. Nothing in this Agreement will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

4.5	Termination by Agreement. Executive’s employment with the Company may be terminated at any time by written agreement of the parties.

4.6	Payment upon Termination.

4.6.1	Accrued Payments. Upon the termination of Executive’s employment with the Company, Executive shall be entitled to payment of (a) earned but unpaid Base Salary through the date of termination, (b) any earned but unpaid Annual Bonus from a previous year, (c) reimbursement of business expenses incurred during employment in accordance with Section 3.6 of this Agreement, and (d) any benefits accrued and vested as of the date of termination in accordance with the applicable benefit plans (collectively, the “Accrued Payments”). Executive shall not be entitled to severance pay or other similar termination payment or benefit of any kind except as expressly provided in Section 4.6.2 of this Agreement.

4.6.2	Severance. If the Board terminates Executive’s employment (actually and not constructively) without Cause, or if Executive terminates employment for Good Reason and Executive has completed at least 180 days as the Chief Executive Officer under this Agreement, in each case regardless of whether Executive continues in Service as a member of the Board, and provided that Executive (x) is in material compliance with this Agreement and the Confidentiality Agreement and (y) executes and returns to the Company a complete release of all claims against the Company and related persons in a form reasonably acceptable to the Company that becomes effective and irrevocable within sixty (60) days after the effective date of such termination (“Termination Date”), the Company shall, in addition to payment of the Accrued Payments:

(a)	provide Executive with a lump sum cash severance payment equal to $1,100,000, which shall be paid within 10 days following the effective date of the release; and

(b)	cause all of Executive’s unvested equity (including any unvested portion of the One Time Equity Grant and the Performance Based Equity Grant) to vest in full immediately as of the effective date of the release, notwithstanding the terms of the Equity Incentive Plan and the applicable award agreements. For avoidance of doubt the Performance Based Equity Grant will only vest if the performance-based targets have been achieved in the Performance Period.

4.6.3	Change of Control Defined. As used herein, “Change of Control” shall mean: (a) any change in the ownership or control of the common stock of the Parent which results in more than 50% of the issued and outstanding common stock of the Parent being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of Parent as of the date of this Agreement; (b) the merger or consolidation of Parent with another entity such that more than 50% of the issued and outstanding equity interests of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of Parent as of the date of this Agreement; or (c) the sale of all or substantially all of the operating assets of Parent.

4.6.4	Resignation from Chief Executive Officer Role and Continuation as Chair. For the avoidance of doubt, for purposes of any equity awards granted to Executive, including those under Sections 3.3.1, 3.3.2 and 3.3.3, Executive will be considered to be in continued employment or service as a Service Provider (as defined in the Equity Incentive Plan) and will continue to be eligible to vest in such awards so long as he remains in Service in any capacity. Without limiting the foregoing, if the Executive resigns as Chief Executive Officer of Parent but remains as Chair of the Board of or as a member of the Board, the Executive will be entitled to continue vesting in the Initial Grant and the Performance Based Equity Grant subject to rules of having achieved the performance price over the closing period per 3.3.2. If the Executive is no longer the Chief Executive Officer but still the Chair of the Board of Directors, the Executive will be eligible for an annual grant.

5.	ADDITIONAL PROVISIONS

5.1	Notices. All notices to be given to a party hereto shall be properly given (a) on the date the notice is hand-delivered, (b) on the day after the notice is deposited with UPS or FedEx for overnight delivery to the address shown below or such other address as the party may have designated by notice to the other party, or (c) on the date received as evidence through “read receipt” via electronic mail, addressed to such party at the address shown below or such other address as the party may have designated by notice to the other party:

The Company:	Executive:
Inspirato LLC	Payam Zamani
Attn: Legal Dept	102 Muir Lane
1544 Wazee St	Alamo, CA 94507
Denver, CO 80202	payam@zamani.org
legal@inspirato.com

5.2	Severability. The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

5.3	Modification; Waiver. Except for judicial modification as provided in Section 5.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.4	Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. The payment of any annual bonus is intended to be a “short term deferral” under Section 409A and any amount payable shall be paid in a lump sum on a date determined by The Company before the end of the “short term deferral” period” with respect to such bonus. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement for expenses shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect the amounts reimbursable in any subsequent year. Notwithstanding any other provision in this Agreement or in any other document, The Company shall not be responsible for the payment of any applicable taxes incurred by Executive pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

5.5	Governing Law; Venue. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Executive and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

5.6	Attorney Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s reasonable attorney fees incurred as a result of such breach or threatened breach.

5.7	Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Executive and Executive’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Executive may not assign this Agreement.

5.8	Taxes. All payments pursuant to this Agreement shall be subject to withholding for taxes as required by applicable law.

5.9	Construction. This Agreement shall be deemed to have been drafted jointly by the parties, and no ambiguity in the Agreement shall be construed against either the Company or Executive.

5.10	Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.

5.11	Complete Agreement. This Agreement (along with the Confidentiality Agreement) is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

WHEREUPON, the parties have executed this Agreement on the dates shown below, to be effective as of the Effective Date.

EXECUTIVE:		THE COMPANY: INSPIRATO LLC

By:		By:
	Payam Zamani		Robert Kaiden, Chief Financial Officer

Date:			Date:

EXHIBIT 1

EMPLOYEE PROPRIETARY RIGHTS AND INVENTIONS

ASSIGNMENT AGREEMENT

This Employee Proprietary Rights and Inventions Assignment Agreement (“Agreement”) is made and entered into by and between Inspirato LLC (the “Company”), and the employee whose name and signature appear below (“Employee”) as of the date of Employee’s signature below:

WHEREAS, Employee is employed or has been offered employment with the Company to provide services to the Company and/or to one or more of the other Companies (as defined below) in a position in which Employee will or may have access to the Companies’ intellectual property, trade secrets and other confidential information;

WHEREAS, the Companies’ intellectual property, trade secrets and other confidential information are valuable assets of the Companies; and

WHEREAS, the Company, on behalf of itself and the other Companies, hereby acknowledges and understands that the Employee owns and operates other businesses, is a co-inventor of patents, and continues to innovate and build things as part of these other businesses he owns and operates.

NOW, THEREFORE, in consideration of the employment described above and other good and valuable consideration, the parties agree as follows:

1.            CONFIDENTIALITY.

1.1         Definition of “Affiliate.” As used in this Agreement, “Affiliate” means a legal entity that (a) owns or controls another legal entity, (b) is owned or controlled by one or more other legal entities or natural persons, or (c) is under common ownership or control with another legal entity. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.2         Definition of the “Companies.” As used in this Agreement, the “Companies” means the Company and all of its direct and indirect Affiliates.

1.3         Definition of “Confidential Information.” As used in this Agreement, “Confidential Information” means all non-public intellectual property of the Companies, all of the Companies’ “trade secrets” as defined in the Colorado Uniform Trade Secrets Act (C.R.S §7-74-101 et seq.), and all other non-public information of the Companies relating to the business of the Companies, including but not limited to all non-public information regarding the Companies’: organization, operations, and management; revenues, expenses and finances; existing and prospective contracts and business arrangements; policies and procedures; employees and contractors, including payroll, medical and other personnel records; customers, including customer lists and customer needs and preferences; vendors and service providers; business and marketing plans and strategies; data and datasets; software, hardware and information systems; and patents, trademarks and other intellectual property, in each case, obtained by Employee during the period that Employee is employed with the Company. Confidential Information does not include information that (i) arises from Employee’s general training, knowledge, skill, or experience, whether gained from any Companies or not; (ii) is readily ascertainable to the public; (iii) Employee otherwise has a right to disclose as legally protected; (iv) has become generally publicly known through no fault of Employee; (v) was previously known by Executive before his employment by the Company; (vi) was given by any Companies to any third-party without the requirement of confidentiality; or (vii) is or was developed independently without any breach of this Agreement.

1.4         Confidentiality and Nondisclosure. Employee hereby acknowledges and agrees that all Confidential Information which Employee receives or learns while employed by the Company shall be considered the exclusive property of the Company. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use any Confidential Information for the benefit of any person other than the Companies. The obligations set forth in this paragraph are in addition to, and not in lieu of, any obligations of Employee otherwise provided by applicable law, such as trade secret statutes, fiduciary duties, and the like. Notwithstanding the foregoing or anything in this Agreement to the contrary, Employee may disclose Confidential Information to the extent required under applicable law or pursuant to any order or requirement of a court, administrative agency or other governmental body.

1.5         Return of Company Property. Employee agrees that upon termination of Employee’s employment with the Company, for whatever reason and whether voluntary or involuntary, or at any time upon the Company’s reasonable written request, Employee will promptly surrender to the Company all property of the Companies in Employee’s possession, custody or control, including but not limited to any copies of materials that incorporate or are derived from Confidential Information, and certify in writing to the Company that Employee has done so.

1.6         Compliance with Pre-Existing Duties. Employee represents and warrants that Employee’s employment with the Company does not and will not breach any agreement with any former employer of Employee, including any confidentiality agreement or noncompetition agreement with a former employer. Employee shall not, during his/her employment with the Company, improperly use or disclose to any of the Companies any proprietary information or trade secrets belonging to any former employer or any other third party to whom Employee owes a duty of nondisclosure.

1.7         Information from Third Parties. Employee acknowledges that the Companies have received and will continue to receive confidential or proprietary information from third parties which the Companies must maintain in confidence and protect from unauthorized disclosure or use, including but not limited to information regarding resort and other properties and the Companies’ members and their families and guests. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use for the benefit of any person other than the Companies any such information, except where such disclosure or use is: (a) in connection with and in furtherance of Employee’s work on behalf of the Companies, (b) not otherwise contrary to applicable laws regarding trade secrets, confidential information or intellectual property; and (c) not contrary to any agreement between the third party and any of the Companies of which Employee has knowledge.1

2.            DEVELOPMENTS.

2.1         Developments. As used herein “Development” means all products of human intelligence which have been protected or could be protected by Intellectual Property Rights (as defined hereafter), all embodiments thereof (including, without limitation, all software, hardware, information, data, documentation, materials, ideas, discoveries, concepts, processes, formulae, techniques, designs, formats, methodologies, algorithms, programs, know-how, tools, and other technology), all inventions, conceptions, developments, discoveries, creations, or works of authorship included therein, and all updates, upgrades, enhancements, modifications, derivatives, improvements and translations thereto, thereof or thereon, and all Intellectual Property Rights therein and relating thereto.

2.2         Intellectual Property Rights. As used herein, the term “Intellectual Property Rights” means all worldwide intellectual property and proprietary rights, including, without limitation, all trade secrets, patents and patent applications, copyrights, mask works, trademarks, trade names, service marks, trade dress, moral rights, rights in datasets and databases, contractual rights, and all other intellectual property and proprietary rights recognized by the laws of any jurisdiction or country, whether registered or unregistered.

1 Note to Draft: Given the significant overlap in Executive’s business activities, it is expected that he may bring on employees from other ventures to work with the Company. For this reason a nonsolicit is not feasible here.

2.3         Company Developments. As used herein, the term “Company Developments” means all Developments exclusively relating to the business of the Companies made, conceived, reduced to practice, created, or developed by Employee in whole or in part while employed by the Company and solely in the course of the performance by Employee of his duties for the Company; provided, however, that, notwithstanding the foregoing or anything in this Agreement to the contrary, Company Developments shall not include any and all (a) Prior Developments as defined in Section 2.6 (Prior Developments) of this Agreement, or (b) Developments that are (i) not exclusively related to the business of the Companies, (ii) made, conceived, reduced to practice, created or developed, alone or jointly with others, wholly on Employee’s own time and without use of personnel or resources of any of the Companies, or (iii) made, conceived, reduced to practice, created or developed, alone or jointly with others, as part of the Employee's other businesses owned or operated by the Employee (subsections (a) through (b), and any and all Intellectual Property Rights in or to any such Developments, hereinafter referred to as “Company Excluded Developments”). The parties hereby acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, (A) as between Employee, on the one hand, and the Companies, on the other hand, the Company Excluded Developments are and shall be the sole and exclusive property of Employee, (B) Employee hereby retains and reserves any and all rights, titles, and interests in and to the Company Excluded Developments, and (C) the Companies shall have no rights to such Company Excluded Developments.

2.4         Assignment of Company Developments. All Company Developments shall be the sole and exclusive property of the Company. Employee agrees to and hereby does irrevocably assign, now and in the future (when any such Company Developments or any Intellectual Property Rights therein or related thereto are first made, conceived, reduced to practice, created, or developed, as applicable), to the Company (or to a third party if directed by the Company) all of Employee’s right, title, and interest in and to any and all Company Developments (and all Intellectual Property Rights therein and related thereto) made, conceived, reduced to practice, created, or developed by Employee (either alone or with others) while employed by the Company. Following termination of Employee’s employment with the Company, Employee retains no rights to use the Company Developments or any such Intellectual Property Rights.

2.5         Obligation to Keep Company Informed. During the period of Employee’s employment, Employee will promptly and fully disclose to the Company in writing all Company Developments authored, conceived, or reduced to practice by Employee, either alone or with others. For the avoidance of doubt, in no event shall the Employee be required to disclose any Company Excluded Developments to any Company hereunder.

2.6            Prior Developments. Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Developments (defined below) in any Company Developments without the Company’s prior written consent. In addition, Employee agrees that Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under any open source software license (including the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company). Employee has, or has caused to be, alone or jointly with others, made, conceived, reduced to practice, created or developed certain Developments prior to the commencement of Employee’s employment by the Company, in which Employee has an ownership interest or which Employee has a license to use, and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Developments”). If, in the course of Employee’s employment with the Company, Employee utilizes a Prior Development in Employee’s work for the Company, Employee hereby grants the Company a non-exclusive, perpetual, fully-paid and royalty-free, non-transferable, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale such Prior Development, but solely to the extent necessary for the operation of the Company’s business.

2.7         Protection and Enforcement of Intellectual Property Rights and Assistance. The Company will have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its rights in the Company Developments and all Intellectual Property Rights therein. During the period of Employee’s employment and thereafter, upon the Company’s reasonable written request and at the Company’s sole cost and expense, Employee will execute such documents and take such other actions as the Company may reasonably request in order to secure the Company’s ownership of the United States and foreign Intellectual Property Rights relating to Company Developments in all countries.

2.8         Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Company Developments made by Employee during the period of Employee’s employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

2.9         Special Notice to Employee. This Section 2 does not require Employee to assign any of his or her rights in any Development which qualifies fully for protection under California Labor Code §2870; Chapter 19 Section 805 of the Delaware Code; Chapter 765 Section 1060/2 of the Illinois Compiled Statutes; Kansas Statutes Annotated Section 44-130; Minnesota Statutes Annotated Section 181.78; North Carolina General Statutes Section 66-57.1; Revised Code of Washington Section 49.44.140; or any other equivalent law. You acknowledge that you have received and read the state law notices in Appendix A to this Agreement.

3.            PROTECTED RIGHTS.

Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Employee) shall restrict Employee’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Employee; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); or (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee may be entitled. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Company policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

State-Specific Rights: If Employee is employed in a state listed on Appendix B, then the applicable provisions on Appendix B shall apply in lieu of any conflicting provision in this Agreement.

4.            NONDISPARAGEMENT.      While employed by the Company, Employee shall not intentionally publicly disclose, issue any public statements, or otherwise cause to be publicly disclosed any information which is designed, intended or might reasonable be anticipated to disparage the Company, its officers or directors, its business, its products or its customers, in their capacity as such. There is no disparagement under this Section 4 unless, at the time of the disclosure or statement complained of, Executive actually knows the affected party (or parties), personnel, product(s) or customer(s) in question are officers, directors, businesses, products, or customers of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prevent, restrict, prohibit, limit or preclude Employee from: (i) reporting violations of law to law enforcement officials; (ii) giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding; or (iii) making truthful statements to governmental agencies such as the EEOC or SEC.

5.            SCOPE AND REMEDIES. Employee acknowledges and agrees that any breach by Employee of any provision of this Agreement will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement.

6.            GENERAL

6.1          Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their terms.

6.2          Modification; Waiver. Except for judicial modification as expressly provided herein, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.3          No Effect on At-Will Employment Status. This Agreement is not intended to, and shall not be construed to, grant any employment rights to Employee beyond that of at-will employment or, if applicable, as outlined in Employee’s employment agreement as executed by the Employee and a corporate officer of the Company.

6.4          Survival. The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with the Company.

6.5          Governing Law and Venue. This Agreement shall be governed by the laws of the State of Colorado and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado, and Employee and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

6.6          Binding Effect; Assignment. This Agreement shall be enforceable by and binding against the Company and its successors and assigns and shall be binding against Employee and Employee’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Employee may not assign this Agreement.

6.7          Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.

6.8          Complete Agreement. This Agreement, together with Employee’s employment agreement as executed by the Employee and a corporate officer of the Company, is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

EMPLOYEE:	INSPIRATO, LLC

By:
Signature		Signature

Print Name		Print Name, Title

Date		Date

Appendix A

California Labor Code Section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Chapter 19 Section 805 of the Delaware Code

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee's rights in an invention to the employee's employer shall not apply to an invention that the employee developed entirely on the employee's own time without using the employer's equipment, supplies, facility or trade secret information, except for those inventions that: (1) Relate to the employer's business or actual or demonstrably anticipated research or development; or (2) Result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

Chapter 765 Section 1060/2 of the Illinois Compiled Statutes

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Kansas Statutes Annotated Section 44-130

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:(1) The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by the employee for the employer.

Minnesota Statutes Annotated Section 181.78

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

North Carolina General Statutes Section 66-57.1

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

Revised Code of Washington Section 49.44.140

A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

APPENDIX B:

State-Specific Rights

For employees who are employed in one of the following states, the applicable provisions for that state apply in lieu of any conflicting provision in the Agreement.

California

Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

The California Uniform Trade Secrets Act (Cal. Civil Code §§3426-3426.11) shall govern instead of the Delaware Uniform Trade Secrets Act (6 Del. Code §2001 et seq.).

The jury waiver in Section 6.5 shall not apply.

Illinois	Nothing in this Agreement prevents Employee from making truthful statements or disclosures regarding unlawful employment practices.
Maine

Nothing in this Agreement prevents Employee from disclosing or discussing discrimination, including harassment, occurring between employees or between an employer and an employee (a) in the workplace, (b) at work-related events coordinated by or through the employer, or (c) off the employment premises.

Employee retains the right to provide testimony or evidence, file claims or make reports to any federal or state agency that enforces employment or discrimination laws, including, but not limited to, the Maine Human Rights Commission and the Department of Labor.

New Mexico	Nothing in this Agreement prevents Employee from disclosing a claim of sexual harassment, discrimination or retaliation occurring in the workplace or at a work-related event coordinated by or though the Company.
Oregon	Nothing in this Agreement prevents Employee from disclosing or discussing conduct (a) that constitutes discrimination prohibited by ORS 659A.030 (Discrimination because of race, color, religion, sex, sexual orientation, gender identity, national origin, marital status, age or expunged juvenile record prohibited), including conduct that constitutes sexual assault, or by ORS 659A.082 (Discrimination against person for service in uniformed service prohibited) or 659A.112 (Employment discrimination), and (b) that occurred between employees or between an employer and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the employer, or between an employer and an employee off the employment premises (“Discrimination”).
Washington	Nothing in this Agreement (or any other agreement signed by Employee) prevents Employee from disclosing or discussing conduct, or the existence of a settlement involving conduct, that Employee reasonably believed under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.